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                                                                    EXHIBIT 21.1


List of Subsidiaries
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1) name: SynQuest, B.V.
jurisdiction: Netherlands
2) name: SynQuest, S.A.
jurisdiction: France
3) name: SynQuest, Ltd.
jurisdiction: United Kingdom
4) name: SynQuest, GMBH
jurisdiction: Germany